EXHIBIT 99.1

Braemar Hotels & Resorts
Fourth Quarter 2019 Conference Call
February 27, 2020
10 a.m. CT

Introductory Comments - Jordan Jennings

Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the fourth quarter and full year of 2019 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities.  Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 26, 2020, and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Richard Stockton. Please go ahead Richard.
Introduction - Richard Stockton

Good morning, and welcome to our fourth quarter and year-end 2019 earnings conference call. I will begin by giving a brief overview of our financial results. I will then provide an update on our major capital expenditure projects. Finally, I will conclude with an update on our investor outreach efforts. After that, Deric will provide a more detailed review of our financial results, and Jeremy will provide an update on our asset management activity. Afterward, we will open the call for Q&A.

For the fourth quarter, Comparable RevPAR for all hotels increased by 6.2%, while Actual RevPAR for all hotels increased 9.9%. Comparable Total RevPAR increased 10.2%. These significant increases are a direct result of the strategy we put in place in 2017 focused on repositioning our existing portfolio as well as growing it with high-quality assets. I would like to point out that Smith Travel Research recently reported that RevPAR for the Luxury chain scale grew 6% in January compared to the same period last year, highlighting the benefit of having a portfolio like ours that is focused on the Luxury segment.

We reported Adjusted EBITDAre of $25.5 million, which represents growth of 25% over the prior-year quarter and AFFO per share of $0.27, which represents 93% growth over the prior-year quarter. Our overall portfolio trailing 12-month Comparable RevPAR of $233 continues to be the highest in the lodging REIT sector.

We were extremely pleased to reopen the Ritz-Carlton St. Thomas hotel - two years after Hurricane Irma. The property, which had been operating with minimal operations, underwent approximately $100 million in renovations that were substantially funded by insurance proceeds. The renovation provided us the opportunity to accelerate value-added capital projects that will both drive incremental revenue and improve the guest experience. We have completely renovated all 180 guestrooms, and there are new F&B outlets, new pre-function space, and a new family pool. The result of all of these efforts is a spectacular resort product that we believe to be on par with the finest resorts in the Caribbean. Additionally, the USVI hotel market has not reinstated all of its inventory which positions our property well for a strong ramp-up. Throughout this process, we worked closely with our insurers both to seek property recoveries as well as to minimize the impact to the hotel’s P&L through BI insurance recoveries, which totaled $2.8 million in the quarter. We are very excited about the prospects for the Ritz-Carlton St. Thomas in 2020 and believe it is well-positioned to outperform.

We are also pleased with the progress we have made on our strategy to upbrand our Courtyard San Francisco property to an Autograph Collection hotel. We expect to complete the conversion to The Clancy in May. During the fourth quarter, we reported 12.4% Comparable RevPAR growth at the hotel even while the property was under renovation, which when combined with only modest supply growth and the recent reopening of the expanded Moscone Convention Center near the hotel, continues to fuel our excitement for the upcoming repositioning of this property.

As you may recall, in July, we announced the completion of the conversion of our Courtyard Philadelphia property to The Notary Hotel. In the fourth quarter, the property began its ramp up, reporting an impressive 21.4% RevPAR growth. The renovation and upbranding of this property has been an undisputed success and is now ramping up even more quickly than we had anticipated.

In October, we announced the opening of The Maple Grove Presidential Villa at the Bardessono Hotel & Spa in Yountville, CA. The new 3,705-square foot Presidential Villa is available at a published rate of $9,000 per night or is also available as three separate luxury suites. Each has a distinctive great room, stately king bedroom, spa bathrooms, and courtyard. The suites are now starting to ramp up, currently generating an additional approximately $50,000 per month and, we believe, will begin to generate significantly more revenue in the coming months.

On the capital markets front, during the year, we pushed out our maturities and lowered our cost of capital. Deric will discuss this in more detail, but all of our loans continue to be non-recourse and, as a result of our financing activity over the last year, we have a very attractive maturity schedule with no final maturities until 2022.

We have also been active on the investor relations front. Over the past few months, we have attended several bank and industry conferences and participated in numerous investor meetings. We held a well-attended Investor Day in New York in early October. Looking ahead to 2020, we will continue to get out on the road to meet with investors to communicate our strategy and the attractiveness of an investment in Braemar.

One topic of interest with many investors is the impact of the coronavirus on the travel and lodging industry. As it relates to Braemar, we currently expect to see an immaterial impact on our hotel results in 2020 from cancellations by China-based hotels guests. To date, we have identified a total of approximately $80,000 in lost revenue directly associated with Coronavirus-related cancellations across 8 properties.  Excluding the Ritz-Carlton St Thomas, our 2020 definite group revenue pace stands at +9% for 2020.

Another point of interest with investors is the recent impact of rising wages, property taxes and insurance. As you’ll see from our quarterly figures, despite a Comparable Hotel EBITDA margin decline of 197 basis points, we were able to generate Comparable Hotel EBITDA growth of 2.6%. And while it is possible that we will see some continuing EBITDA margin pressure this year, based on the investments we have made over the past two years, we believe our portfolio will continue to produce industry-leading revenue growth that will more than offset these modest increases in expenses. Jeremy will address these trends further in a few moments.

Lastly, we recently updated our website with a new and improved Investor section. The new website is meant to highlight the high quality of our portfolio and provide easy-to-find resources for investors. Please visit our website at www.bhrreit.com. We hope you find it to be a useful research tool.

We believe we have made great progress executing on our strategy this past quarter, and we are optimistic about the upcoming performance of the portfolio. We continue to believe there are several unique stories in our portfolio that could result in RevPAR performance in excess of the broader market.

I will now turn the call over to Deric.

Financial Review - Deric Eubanks
Thanks, Richard.

As Richard mentioned, during the fourth quarter, we recognized $2.8 million of BI income for the Ritz-Carlton St. Thomas, which is reflected in the Other Hotel Revenue line of our Income Statement. These insurance recoveries related to the months of September 2019 through November 2019. We expect these insurance recoveries will taper off as the hotel has re-opened.

For the fourth quarter of 2019, we reported net income attributable to common stockholders of $12.7 million or $0.36 per diluted share. For the full year of 2019, we reported a net loss attributable to common stockholders of $9.8 million or $0.32 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.27, which reflected a 93% growth rate over the prior-year quarter. For the full year of 2019, we reported AFFO per diluted share of $1.41.

Adjusted EBITDAre for the quarter was $25.5 million, which reflected a 25% growth rate over the prior-year quarter. Adjusted EBITDAre for the full year was $121.5 million.

At quarter’s end, we had total assets of $1.8 billion. We had $1.1 billion of mortgage loans, of which $49 million related to our joint venture partner’s share of the loan on the Capital Hilton and Hilton La

Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 4.0%. Our loans are entirely floating rate, and the vast majority have interest rate caps in place. As of the end of the fourth quarter, we had approximately 50% net debt to gross assets, and our trailing 12-month fixed charge coverage ratio was approximately 1.7x. Our next final loan maturity is not until April 2022. Our cash and cash equivalents at the end of the quarter was $65 million with an additional $56 million of restricted cash.

As of December 31, 2019, our portfolio consisted of 13 hotels with 3,487 net rooms.

Our share count currently stands at 37.4 million fully diluted shares outstanding, which is comprised of 32.9 million shares of common stock and 4.5 million OP units. In our financial results, we include approximately 6.6 million shares in our fully diluted share count associated with our Series B convertible preferred stock.

On the capital markets front, during the quarter, we entered into a new $75 million secured credit facility, which replaced our previous credit facility that was scheduled to mature in November 2019. The new credit facility provides for a three-year revolving line of credit and bears interest at a range of LIBOR + 2.25%-3.50%, depending on the leverage level of the Company. There are two, one-year extension options, subject to the satisfaction of certain conditions. The new credit facility includes the opportunity to expand the borrowing capacity by up to $175 million to an aggregate size of $250 million

In October, we announced a stock purchase agreement with Ashford Inc. under which Ashford Inc. purchased 19,897 shares of its common stock from us, resulting in total proceeds of approximately $600,000. The purchase price reflected a premium of approximately 20% based on the price of Ashford common stock on October 1, 2019. Also, in November, we distributed the remaining 174,983 shares of our Ashford common stock on a pro-rata basis to our common shareholders and unitholders.

In December, we filed a prospectus supplement under which we may issue and sell, from time to time, up to an aggregate of $40 million of our Series B Cumulative Convertible Preferred Stock under an “at-the-market” equity offering program. Since the inception of the ATM program, we have sold $1.25 million of the Series B Cumulative Convertible Preferred Stock at an average price of $19.02 and expect to use the proceeds for general corporate purposes.

Also during the quarter, we filed a registration statement for the issuance of up to $700 million of Series E or Series M non-traded perpetual preferred stock, that we expect will permit us to issue securities through the financial advisor and registered investment advisor networks over the next 3 years, market conditions permitting. We are currently targeting to raise $350 million over that period, and have registered a larger amount to allow for a dividend reinvestment program, as well as the potential for a more favorable reception to the offering concurrent with a more attractive hotel investment market. That registration statement is now effective. Ashford Securities, a division of Ashford Inc, has been established and licensed by FINRA as a broker-dealer in order to act as dealer-manager on behalf of the Company in respect of the Series E and Series M non-traded perpetual preferred stock.  We expect to use any proceeds from the sale of the Series E or Series M non-traded perpetual preferred stock for general corporate purposes and to enable the Company to continue to grow at a time when the retail capital markets are strong and the traditional equity markets are less favorable.

With regard to dividends, the Board of Directors declared a fourth quarter 2019 cash dividend of $0.16 per share, or $0.64 per diluted share on an annualized basis. This equates to an annual yield of approximately 8.8% based on yesterday’s stock price.

This concludes our financial review. I’d now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter
Thank you, Deric.

Comparable RevPAR for our portfolio grew 6.2% during the fourth quarter. This strong growth represents increases of 5.5 percentage points and 4.1 percentage points relative to the total United States and the luxury class nationally, respectively. Our portfolio outperformed both its competitive sets and submarkets. By all of our commonly used metrics, Comparable RevPAR was strong, and this growth occurred despite PG&E power issues impacting our northern California assets. Fourth-quarter Hotel EBITDA grew $768,000, or 2.6%. For full-year 2019, Comparable RevPAR grew 1.0%. During the fourth quarter, while Hotel Operating Income results were solid, Hotel EBITDA faced a number of headwinds. First, Property Tax Expense increased 33.6%, or $1.5 million. We are contesting property taxes at a number of our properties. For instance, property taxes at the Sofitel Chicago increased $372,000, or 80.1%. We successfully reduced the amount of taxes in 2018 by obtaining a real estate assessment reduction, and we expect similar success with our other years under appeal in Cook County. Second, Incentive Management Fees increased $791,000, or 144.5%. For example, the Incentive Management Fee at the Courtyard San Francisco Downtown increased $294,000, or 824.3%. For both this hotel, and our recently converted Autograph Collection hotel, The Notary, we were able to negotiate substantial changes to both owner’s priority and, in the case of the Courtyard San Francisco Downtown, the Incentive Fee percentage. Going forward, these changes should lead to increased profitability at these hotels.

As expected, the Ritz-Carlton St. Thomas re-opened in November after two years of reconstruction due to hurricane Irma. The $100-million plus renovation completely transformed the hotel, including new guestroom finishes; the addition of a new specialty restaurant, “Alloro,” featuring Sicilian cuisine; renovated meeting space; a remodeled infinity pool and new family-friendly pool with a slide; renovated club lounge; and a new grab and go market, Tradewinds. Guests can also enjoy our new luxury catamaran, The Lady Lynsey II, for sunset cruises, snorkeling cruises, and private events. During the fourth quarter, Comparable RevPAR of the hotel grew 21.9%. Full-year 2019 Comparable RevPAR grew 33.7%. During the fourth quarter, Hotel EBITDA increased $1.4 million, and for full-year 2019, Hotel EBITDA increased 10.8%. We are now positioned as one of the finest resorts in the Caribbean and expect to continue to see our growth outpacing that of the region.

Speaking of recent renovations, I am pleased to say The Notary Philadelphia is ramping up well. The successful conversion of the Courtyard Philadelphia Downtown to Marriott’s Autograph Collection occurred on July 16th, with the grand opening celebration on August 15th. Comparable RevPAR during the fourth quarter grew 21.4%. This growth represents increases of 17.5 percentage points and 17.0 percentage points relative to the Philadelphia market and the hotel’s competitors, respectively. This topline growth also more than doubles the $540,000 in revenue impact from the renovation during the fourth quarter of 2018. Rate growth for the fourth quarter this year was 7.6%, or $15. In the month of December, Comparable RevPAR grew 42.8%, leading to increases of 41.1 percentage points and 37.1 percentage points relative to the hotel’s competitors and the Philadelphia market, respectively. In addition, Hotel EBITDA increased 7.2%. We expect to see this impressive growth continue throughout the balance of 2020.

Looking ahead a few months, we continue to be excited about the Courtyard San Francisco Downtown and its upcoming conversion to the Autograph Collection, under the name The Clancy. The hotel is currently scheduled to convert in May. In November, a portion of the new lobby opened, including the new front desk, SOMA Mercantile, and the Radiator Coffee Shop. The hotel’s performance continues to be strong; Comparable RevPAR grew 12.4% during the fourth quarter. This RevPAR growth represents increases of 6.2 and 1.1 percentage points relative to the upscale San Francisco/San Mateo market class and the hotel’s competitors, respectively. There was also strong citywide growth during the fourth quarter, leading to our group room nights and rate increasing nearly 30% and 9%, respectively. Transient growth was driven by special corporate room nights increasing 14% and rate increasing 4%. For full-year 2019, Comparable RevPAR has grown 9.5%, representing increases of 5.3 percentage points and 5.4 percentage points relative to the San Francisco/San Mateo market and the upscale and above chains in the San Francisco Market St. submarket, respectively. Hotel EBITDA grew $414,000 for full-year 2019. This hotel is undergoing a major repositioning and has been under renovation all year, making the RevPAR and EBITDA growth all the more remarkable.

While our properties undergoing major renovations received most of the attention this past year, I would be remiss not to mention the outstanding performance of the Ritz-Carlton Sarasota. During the fourth quarter, Comparable RevPAR grew 17.3%, representing increases of 19.8 percentage points and 16.8 percentage points relative to the hotel’s competitors and the Sarasota/Bradenton market, respectively. Strong performance during the Thanksgiving, Christmas, and New Year’s Eve holidays drove these results. In addition, no Red Tide, coupled with the Longboat Key Club’s renovation, aided our hotel. Fourth-quarter Hotel EBITDA increased 22.7%, and Hotel EBITDA margin increased 7.0%. 2019 was the hotel’s first full year in our portfolio, and for the year, Comparable RevPAR grew 4.5% and Hotel EBITDA increased $917,000. This RevPAR growth represents increases of 7.4 percentage points and 7.2 percentage points relative to the Sarasota/Bradenton market and the upscale and above chains in the Sarasota/Beaches submarket, respectively.

Another of our iconic hotels, the Hilton La Jolla Torrey Pines, experienced a tougher fourth quarter. Comparable RevPAR decreased 7.7%. This decrease actually represents gains of 1.2 percentage points and 1.0 percentage points relative to the upper upscale San Diego market class and the upscale and above chains in the San Diego/La Jolla submarket, respectively. A reduction in citywides affected performance as the American Society of Hematology-San Diego’s largest convention with 17,000 peak room nights-met in December 2018 but will not repeat until December 2020. Another large citywide, Neuroscience, also did not repeat in 2019. Despite the headwinds during the fourth quarter, Hotel EBITDA for full-year 2019 grew $227,000, or 1.5%, with Comparable RevPAR outperforming the market.

I will now turn to capital investment. Looking ahead to 2020, we anticipate spending approximately $45-$65 million in capital expenditures exclusive of capital expenditures funded with insurance proceeds. These expenditures will be comprised predominantly of the completion of the Courtyard San Francisco Downtown conversion to The Clancy, a guestroom renovation at the Marriott Seattle Waterfront, and a spa renovation at the Ritz-Carlton Sarasota.

As Richard mentioned, I do want to reiterate how well-positioned we are to outperform going forward. We will have two newly-renovated and converted Autograph Collection hotels. The Park Hyatt Beaver Creek lobby and Bardessono villa construction projects were recently completed. The Ritz-Carlton Sarasota beach improvement is complete. There is no government shutdown that impacted the Capital Hilton last year in the first quarter. And, finally, the Ritz-Carlton St. Thomas is opened post-hurricane recovery. In addition to the property-specific factors I just mentioned, we are currently experiencing some favorable portfolio-wide dynamics. First, group revenue pace is up 7% for 2020, driven by increased room nights sold-for 2021 this number is an even more impressive 31%. Second, we are seeing new supply in our markets decelerate throughout our portfolio. Over the past two years, our portfolio’s submarkets have experienced 2%-3% annual supply growth. We estimate this number to reduce to less than 2% annually over the next two years. This decrease in supply growth will be especially prominent for the Marriott Seattle Waterfront. In addition, over the past year or so, we have focused a great deal of attention on Non-Rooms Revenue. We are proud to say Comparable Total Hotel Revenue, excluding Rooms Revenue, increased $12.7 million, or 7.4%, in 2019.

I will now hand it back to Richard.

Richard Stockton

Thank you, Jeremy.

We are extremely pleased with our fourth quarter performance and continue to believe Braemar is well-positioned for strong growth in 2020. While industry forecasts remain tepid, our portfolio has a number of drivers that should allow us to deliver material RevPAR growth in excess of anticipated expense growth in order to deliver increased profitability this year.

This concludes our prepared remarks, and we will now open the call up for Q&A.

<Q&A>

Richard Stockton

Thank you for joining us on the fourth quarter earnings call and we look forward to speaking with you again on our next call.